Exhibit 99.1

WELLPOINT REPORTS THIRD QUARTER 2010 RESULTS

•	Net income was $1.84 per share, including net investment gains of $0.10 per share

•	Medical enrollment totaled 33.5 million members as of September 30, 2010

•	Selling, general and administrative expenses declined by $170 million from the prior year quarter and the SG&A expense ratio declined by 30 basis points to 14.6 percent

•	Full year 2010 net income is now expected to be at least $6.60 per share, including net investment gains of $0.18 per share, partially offset by an impairment charge of $0.03 per share

Indianapolis, Ind. – Nov. 3, 2010 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2010 net income was $739.1 million, or $1.84 per share, including net investment gains of $37.9 million after-tax, or approximately $0.10 per share. Net income in the third quarter of 2009 was $730.2 million, or $1.53 per share, which included net investment gains of $14.1 million after-tax, or $0.03 per share, and an impairment charge totaling $134.4 million after-tax, or $0.28 per share.

Excluding the items noted above for each period, adjusted net income was $1.74 per share in the third quarter of 2010, compared with adjusted net income of $1.78 per share in the prior-year quarter (refer to page 14 for a reconciliation to the most directly comparable measures calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“We are pleased with our third quarter performance, which exceeded our forecast primarily due to higher than anticipated favorable reserve development and disciplined administrative expense control. Membership was stable in the quarter, and we continued to grow our Blue-branded businesses. Blue-branded Commercial and Individual enrollment increased by 53,000 in the quarter and is up 208,000 on a year-to-date basis, indicating that we continue to provide excellent value for our customers in this difficult economy,” said Angela F. Braly, chair, president and chief executive officer.

“As we prepare for 2011, we are projecting another year of strong growth in the National Accounts business. We are also taking actions to further improve our administrative efficiency and effectiveness, while delivering excellent service and a superior customer experience, which is becoming increasingly important as we continue to position our company for success in the changing marketplace,” added Braly.

“Based on our overall performance, we have increased our year-end 2010 enrollment expectation by 200,000 members, and also raised full-year 2010 guidance for earnings per share to at least $6.60, or at least $6.45 on an adjusted basis,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “We also expect to complete more than $4 billion of share repurchases during 2010, representing a significant return of capital to our shareholders following the sale of NextRx at the end of last year.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment was 33.5 million members at September 30, 2010, a decrease of 382,000 members, or 1.1 percent, from approximately 33.9 million at September 30, 2009. The decline occurred in the Company’s non-Blue business, which experienced a reduction of 590,000 members, primarily due to the strategic transfer of UniCare Individual and Group business in Texas and Illinois to another Blue Cross & Blue Shield plan. The decline in non-Blue enrollment was partially offset by growth of 76,000 members in Blue-branded Commercial and Individual products, an increase of 66,000 members in the Federal Employee Program (“FEP”), and growth of 35,000 and 31,000 members, respectively, in the State Sponsored and Senior businesses.

Medical enrollment was stable in the third quarter of 2010, with membership in Blue-branded Commercial and Individual businesses increasing by 53,000 sequentially, offset by continued attrition in non-Blue business. In total, enrollment declined by 19,000 members, or 0.1 percent, from June 30, 2010. Enrollment in both fully insured and self-funded products at September 30, 2010, was higher than expected, and the Company has raised its year-end 2010 membership expectation to 33.3 million members, primarily due to the stabilizing membership trends in its Commercial Business segment.

Operating Revenue: Operating revenue totaled approximately $14.3 billion in the third quarter of 2010, a decrease of $872.6 million, or 5.7 percent, from $15.2 billion in the third quarter of 2009. The conversion of a large municipal group to a self-funded arrangement during the second quarter of 2010 accounted for more than 40 percent of the decline. The remaining reduction was partially attributable to lower fully insured membership resulting from economic conditions and the transfer of UniCare business in Texas and Illinois. Operating revenue was also lower due to the sale of the NextRx pharmacy benefit management subsidiaries (“NextRx”) in the fourth quarter of 2009.

Benefit Expense Ratio: The benefit expense ratio was 83.8 percent in the third quarter of 2010, an increase of 170 basis points from 82.1 percent in the third quarter of 2009, driven by the Senior and Individual businesses. The Senior benefit expense ratio increased primarily due to the reduction in federal reimbursement rates for the Medicare Advantage program in 2010. The Individual benefit expense ratio increased primarily due to the delay in implementing rate increases in California. The increases in Senior and Individual were partially offset by an improvement in the benefit expense ratio for Local Group business.

During the third quarter of 2010, the Company recognized an estimated $110 million of higher than anticipated favorable reserve development, as compared to $112 million of higher than expected favorable development that was recognized in the same period of 2009.

Medical Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2010, the Company now projects that underlying medical cost trend will be in the range of 7.0 percent, plus or minus 50 basis points. Unit cost increases continue to be the primary driver of overall medical cost trend, while underlying utilization has been lower than expected in 2010.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of September 30, 2010, was 40.7 days, a decrease of 1.4 from 42.1 days as of June 30, 2010. Approximately 0.9 days of the reduction related to the higher-than-anticipated favorable reserve development recognized during the third quarter. The remaining decline was driven by the conversion of large group accounts to self-funding arrangements.

SG&A Expense Ratio: The SG&A expense ratio was 14.6 percent in the third quarter of 2010, a decrease of 30 basis points from 14.9 percent in the third quarter of 2009. The decrease was driven by lower administrative costs, reflecting the fourth quarter 2009 sale of NextRx and the Company’s ongoing efficiency initiatives, partially offset by implementation costs related to health care reform and the decline in operating revenue. Total SG&A expense declined by $170.3 million, or 7.5 percent, relative to the third quarter of 2009.

Operating Cash Flow: Operating cash flow for the first nine months of 2010 totaled $829.7 million, and included $1.2 billion of tax payments related to the fourth quarter 2009 sale of NextRx. Operating cash flow totaled $896.5 million in the third quarter of 2010, or 1.2 times net income.

Share Repurchase Program: During the first nine months of 2010, the Company repurchased 58.9 million shares of its common stock, or 13.1 percent of the shares outstanding at December 31, 2009, for approximately $3.3 billion, following the sale of NextRx. As of September 30, 2010, the Company’s remaining Board-approved share repurchase authorization totaled $538.6 million. The Company expects to utilize this authorization in the fourth quarter of 2010, subject to market and industry conditions.

Investment Portfolio & Capital Position: During the third quarter of 2010, the Company recorded net investment gains of $58.4 million pre-tax, consisting of net realized gains from the sales of securities totaling $61.6 million, partially offset by other than temporary impairments totaling $3.2 million. In the third quarter of 2009, the Company experienced net investment gains of $21.5 million pre-tax, consisting of net realized gains from the sales of securities totaling $52.2 million pre-tax, partially offset by other-than-temporary impairments totaling $30.7 million. As of September 30, 2010, the Company’s net unrealized gain position in the investment portfolio was $1.2 billion, consisting of net unrealized gains on fixed maturity and equity securities totaling $916.6 million and $250.9 million, respectively.

As of September 30, 2010, cash and investments at the parent company totaled approximately $2.9 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions (including NextRx for the three and nine months ended September 30, 2009), FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30
(In millions)	2010	2009	Change		2010	2009	Change
Operating Revenue
Commercial Business	$8,512.1	$9,311.0	(8.6%)		$26,104.8	$28,018.3	(6.8%)
Consumer Business	4,039.1	4,089.8	(1.2%)		12,044.2	12,215.7	(1.4%)
Other	1,783.2	1,806.2	(1.3%)		5,278.6	5,537.5	(4.7%)

Total Operating Revenue	14,334.4	15,207.0	(5.7%)		43,427.6	45,771.5	(5.1%)

Operating Gain
Commercial Business	$760.9	$628.0	21.2%		$2,485.0	$2,113.5	17.6%
Consumer Business	261.7	520.0	(49.7%)		888.6	1,120.8	(20.7%)
Other	17.1	133.2	(87.2%)		10.8	368.6	(97.1%)

Total Operating Gain	1,039.7	1,281.2	(18.8%)		3,384.4	3,602.9	(6.1%)

Operating Margin
Commercial Business	8.9%	6.7%	220	bp	9.5%	7.5%	200	bp
Consumer Business	6.5%	12.7%	(620	)bp	7.4%	9.2%	(180	)bp
Total Operating Margin	7.3%	8.4%	(110	)bp	7.8%	7.9%	(10	)bp

Commercial Business: Operating gain for the Commercial Business segment was $760.9 million in the third quarter of 2010, an increase of $132.9 million, or 21.2 percent, from $628.0 million in the third quarter of 2009. The increase was driven by operating improvements in the Local Group business and included an estimated $75 million of higher than anticipated favorable reserve development recognized in the current year quarter. Approximately $64.0 million of higher-than-anticipated favorable development was recognized in the Commercial segment during the third quarter of 2009.

Consumer Business: Operating gain for the Consumer Business segment was $261.7 million in the third quarter of 2010, a decrease of $258.3 million, or 49.7 percent, compared with $520.0 million in the third quarter of 2009. The decline in operating gain was driven by lower performance in the Senior and Individual businesses. Results for the Company’s Medicare Advantage products declined as a result of the reduction in federal reimbursement rates and lower risk score settlement revenue in 2010. Individual business performance decreased due to the delay in implementing rate increases in

California and the recognition of a premium credit to be issued to certain policyholders in Colorado during the fourth quarter of 2010.

During the third quarter of 2010, the Company recognized an estimated $35 million of higher-than-anticipated reserve development in the Consumer segment, compared with approximately $48.0 million of higher-than-anticipated favorable development that was recognized in the prior year quarter.

Other: Operating gain in the Other segment declined by $116.1 million, or 87.2 percent, compared with the third quarter of 2009, due to the sale of NextRx in the fourth quarter of 2009.

OUTLOOK

Full Year 2010:

•

Net income is now expected to be at least $6.60 per share, including net investment gains of approximately $0.18 per share recorded during the first three quarters of 2010, partially offset by the first quarter intangible asset impairment charge of $0.03 per share. This outlook includes no net investment gains or losses or asset impairment charges beyond those recorded during the first three quarters of 2010.

•	Year-end medical enrollment is now expected to be 33.3 million, consisting of 19.6 million self-funded members and 13.7 million fully insured members.

•	Operating revenue is expected to total approximately $58.0 billion.

•	The benefit expense ratio is now expected to be approximately 83.7 percent.

•	The SG&A expense ratio is now expected to be approximately 14.9 percent.

•	Operating cash flow is expected to exceed $1.2 billion, including the unfavorable impact of the $1.2 billion of first quarter tax payments related to the prior year sale of the NextRx subsidiaries.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 7:30 a.m. Eastern Daylight Time (“EDT”) to discuss its third quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 123547. The replay will be available from 11 a.m. EDT today until the end of the day on Nov. 17, 2010. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our communities, deliver better care to members, and provide greater value to our customers and shareholders. WellPoint is the nation’s largest health benefits company, with more than 33 million members in its affiliated health plans, and a total of more than 70 million individuals served through all subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint does business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield or Empire Blue Cross Blue Shield (in the New York service areas). WellPoint also serves customers throughout much of the country as UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2010	December 31, 2009	September 30, 2009	December 31, 2009	September 30, 2009
Customer Type
Local Group	15,171	15,643	15,717	(3.0%)	(3.5%)

National Accounts	7,091	6,813	6,857	4.1%	3.4%
BlueCard	4,783	4,744	4,779	0.8%	0.1%

Total National	11,874	11,557	11,636	2.7%	2.0%

Individual	1,967	2,131	2,173	(7.7%)	(9.5%)
Senior	1,256	1,215	1,225	3.4%	2.5%
State Sponsored	1,752	1,733	1,717	1.1%	2.0%
FEP	1,453	1,391	1,387	4.5%	4.8%

Total Medical Membership	33,473	33,670	33,855	(0.6%)	(1.1%)

Funding Arrangement
Self-Funded	19,650	18,236	18,316	7.8%	7.3%
Fully-Insured	13,823	15,434	15,539	(10.4%)	(11.0%)

Total Medical Membership	33,473	33,670	33,855	(0.6%)	(1.1%)

Reportable Segment
Commercial	27,050	27,356	27,530	(1.1%)	(1.7%)
Consumer	4,970	4,923	4,938	1.0%	0.6%
Other	1,453	1,391	1,387	4.5%	4.8%

Total Medical Membership	33,473	33,670	33,855	(0.6%)	(1.1%)

Other Membership
Behavioral Health Membership	23,776	22,965	22,883	3.5%	3.9%
Life and Disability Membership	5,152	5,393	5,425	(4.5%)	(5.0%)
Dental Membership	4,028	4,284	4,322	(6.0%)	(6.8%)
Managed Dental Membership	4,280	3,949	3,953	8.4%	8.3%
Vision Membership	3,475	3,088	3,037	12.5%	14.4%
Medicare Part D Membership	1,234	1,509	1,633	(18.2%)	(24.4%)

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30
(In millions, except per share data)	2010	2009	Change
Revenues
Premiums	$13,366.7	$14,070.7	(5.0%)
Administrative fees	963.1	969.1	(0.6%)
Other revenue	4.6	167.2	(97.2%)

Total operating revenue	14,334.4	15,207.0	(5.7%)

Net investment income	205.4	196.6	4.5%
Net realized gains on investments	61.6	52.2	18.0%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(10.4)	(69.1)	84.9%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	7.2	38.4	(81.3%)

Other-than-temporary impairment losses recognized in income	(3.2)	(30.7)	89.6%

Total revenues	14,598.2	15,425.1	(5.4%)

Expenses
Benefit expense	11,204.7	11,552.8	(3.0%)
Selling, general and administrative expense
Selling expense	400.7	420.6	(4.7%)
General and administrative expense	1,689.3	1,839.7	(8.2%)

Total selling, general and administrative expense	2,090.0	2,260.3	(7.5%)
Cost of drugs	—	112.7	(100.0%)
Interest expense	106.3	110.6	(3.9%)
Amortization of other intangible assets	60.4	66.0	(8.5%)
Impairment of other intangible assets	—	205.5	(100.0%)

Total expenses	13,461.4	14,307.9	(5.9%)

Income before income taxes	1,136.8	1,117.2	1.8%

Income tax expense	397.7	387.0	2.8%

Net income	$739.1	$730.2	1.2%

Net income per diluted share	$1.84	$1.53	20.3%

Diluted shares	402.2	476.8	(15.6%)

Benefit expense as a percentage of premiums	83.8%	82.1%	170	bp

Selling, general and administrative expense as a percentage of total operating revenue	14.6%	14.9%	(30	)bp

Income before income tax expense as a percentage of total revenues	7.8%	7.2%	60	bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30		Change
(In millions, except per share data)	2010	2009
Revenues
Premiums	$40,533.7	$42,397.2	(4.4%)
Administrative fees	2,865.1	2,887.4	(0.8%)
Other revenue	28.8	486.9	(94.1%)

Total operating revenue	43,427.6	45,771.5	(5.1%)

Net investment income	608.8	599.4	1.6%

Net realized gains on investments	146.5	20.4	NM	(1)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(53.2)	(481.9)	89.0%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	24.2	72.2	(66.5%)

Other-than-temporary impairment losses recognized in income	(29.0)	(409.7)	92.9%

Total revenues	44,153.9	45,981.6	(4.0%)

Expenses
Benefit expense	33,571.1	35,127.1	(4.4%)
Selling, general and administrative expense
Selling expense	1,206.2	1,273.8	(5.3%)
General and administrative expense	5,265.9	5,421.3	(2.9%)

Total selling, general and administrative expense	6,472.1	6,695.1	(3.3%)
Cost of drugs	—	346.4	(100.0%)
Interest expense	305.9	343.7	(11.0%)
Amortization of other intangible assets	182.0	200.5	(9.2%)
Impairment of other intangible assets	21.1	205.5	(89.7%)

Total expenses	40,552.2	42,918.3	(5.5%)

Income before income taxes	3,601.7	3,063.3	17.6%

Income tax expense	1,263.4	1,059.2	19.3%

Net income	$2,338.3	$2,004.1	16.7%

Net income per diluted share	$5.52	$4.12	34.0%

Diluted shares	423.4	487.0	(13.1%)

Benefit expense as a percentage of premiums	82.8%	82.9%	(10	)bp
Selling, general and administrative expense as a percentage of total operating revenue	14.9%	14.6%	30	bp
Income before income tax expense as a percentage of total revenues	8.2%	6.7%	150	bp

(1)	“NM” = not meaningful

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,246.2	$4,816.1
Investments available-for-sale, at fair value:
Fixed maturity securities	16,733.9	15,696.9
Equity securities	1,072.9	1,010.7
Other invested assets, current	17.3	26.5
Accrued investment income	177.6	172.8
Premium and self-funded receivables	3,176.4	3,281.0
Other receivables	908.4	879.5
Securities lending collateral	893.6	394.8
Deferred tax assets, net	416.0	523.8
Other current assets	1,297.1	1,268.6

Total current assets	26,939.4	28,070.7

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	231.9	230.4
Equity securities	32.3	32.5

Other invested assets, long-term	845.1	775.3
Property and equipment, net	1,206.7	1,099.6
Goodwill	13,265.4	13,264.6
Other intangible assets	8,056.5	8,259.3
Other noncurrent assets	455.1	393.0

Total assets	$51,032.4	$52,125.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$4,956.3	$5,450.5
Reserves for future policy benefits	57.9	62.6
Other policyholder liabilities	1,705.1	1,617.6

Total policy liabilities	6,719.3	7,130.7
Unearned income	989.4	1,050.0
Accounts payable and accrued expenses	2,752.7	2,994.1
Income taxes payable	62.1	1,228.7
Security trades pending payable	264.0	37.6
Securities lending payable	894.9	396.6
Short-term borrowings	100.0	–
Current portion of long-term debt	706.5	60.8
Other current liabilities	1,652.6	1,775.2

Total current liabilities	14,141.5	14,673.7
Long-term debt, less current portion	8,217.2	8,338.3
Reserves for future policy benefits, noncurrent	653.8	664.6
Deferred tax liability, net	2,621.6	2,470.4
Other noncurrent liabilities	1,036.6	1,115.1

Total liabilities	26,670.7	27,262.1

Shareholders’ equity
Common stock	4.0	4.5
Additional paid-in capital	13,403.5	15,192.2
Retained earnings	10,581.8	9,598.5
Accumulated other comprehensive income	372.4	68.1

Total shareholders’ equity	24,361.7	24,863.3

Total liabilities and shareholders’ equity	$51,032.4	$52,125.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2010	2009

Operating activities
Net income	$2,338.3	$2,004.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(146.5)	(20.4)
Other-than-temporary impairment losses recognized in income	29.0	409.7
Loss on disposal of assets	1.3	9.0
Deferred income taxes	111.0	(7.7)
Amortization, net of accretion	364.3	337.7
Depreciation expense	78.2	78.7
Impairment of other intangible assets	21.1	205.5
Share-based compensation	96.6	115.7
Excess tax benefits from share-based compensation	(25.1)	(5.3)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(22.8)	(127.4)
Other invested assets	8.9	(39.0)
Other assets	(89.9)	9.4
Policy liabilities	(422.3)	(492.7)
Unearned income	(60.6)	10.3
Accounts payable and accrued expenses	(152.4)	243.6
Other liabilities	(116.6)	18.0
Income taxes	(1,143.9)	255.7
Other, net	(38.9)	4.3

Net cash provided by operating activities	829.7	3,009.2

Investing activities
Purchases of fixed maturity securities	(8,212.6)	(5,331.1)
Proceeds from sales and maturities of fixed maturity securities	7,997.3	4,145.9
Purchases of equity securities	(191.9)	(195.0)
Proceeds from sales of equity securities	157.1	453.3
Purchases of other invested assets	(67.9)	(36.9)
Proceeds from sales of other invested assets	25.4	2.4
Changes in securities lending collateral	(498.3)	142.3
Purchases of subsidiaries, net of cash acquired	(0.2)	(66.3)
Purchases of property and equipment	(333.6)	(272.3)
Proceeds from sales of property and equipment	6.0	0.4
Other, net	(50.2)	(3.2)

Net cash used in investing activities	(1,168.9)	(1,160.5)

Financing activities
Net repayment of commercial paper borrowings	(109.5)	(356.6)
Net proceeds from short-term borrowings	100.0	2.0
Proceeds from long-term borrowings	1,088.5	990.3
Repayment of long-term borrowings	(480.0)	(602.9)
Changes in securities lending payable	498.3	(142.3)
Changes in bank overdrafts	(123.0)	(354.6)
Repurchase and retirement of common stock	(3,345.1)	(1,811.4)
Proceeds from exercise of employee stock options and employee stock purchase plan	116.2	77.6
Excess tax benefits from share-based compensation	25.1	5.3

Net cash used in financing activities	(2,229.5)	(2,192.6)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(1.2)	2.2

Change in cash and cash equivalents	(2,569.9)	(341.7)
Cash and cash equivalents at beginning of period	4,816.1	2,183.9

Cash and cash equivalents at end of period	$2,246.2	$1,842.2

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
(In millions)	2010	2009	2009	2008	2007
	(Unaudited)
Gross medical claims payable, beginning of period	$5,450.5	$6,184.7	$6,184.7	$5,788.0	$5,290.3
Ceded medical claims payable, beginning of period	(29.9)	(60.3)	(60.3)	(60.7)	(51.0)

Net medical claims payable, beginning of period	5,420.6	6,124.4	6,124.4	5,727.3	5,239.3

Business combinations and purchase adjustments	—	2.8	2.8	—	15.2

Net incurred medical claims:
Current year	33,834.5	35,422.9	47,315.1	47,940.9	46,366.2
Prior years (redundancies) [1]	(704.8)	(751.9)	(807.2)	(263.2)	(332.7)

Total net incurred medical claims	33,129.7	34,671.0	46,507.9	47,677.7	46,033.5

Net payments attributable to:
Current year medical claims	29,137.6	30,093.0	42,056.9	42,020.7	40,765.7
Prior years medical claims	4,486.9	5,007.3	5,157.6	5,259.9	4,795.0

Total net payments	33,624.5	35,100.3	47,214.5	47,280.6	45,560.7

Net medical claims payable, end of period	4,925.8	5,697.9	5,420.6	6,124.4	5,727.3
Ceded medical claims, end of period	30.5	65.3	29.9	60.3	60.7

Gross medical claims payable, end of period	$4,956.3	$5,763.2	$5,450.5	$6,184.7	$5,788.0

Current year medical claims paid as a percent of current year net incurred medical claims	86.1%	85.0%	88.9%	87.7%	87.9%

Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	14.9%	14.0%	15.2%	4.8%	6.8%

Prior year redundancies in the current period as a percent of prior year net incurred medical claims	1.5%	1.6%	1.7%	0.6%	0.8%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.’s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	September 30, 2010	September 30, 2009	Change

Net income	$739.1	$730.2	1.2%
Add (net of tax):
Impairment of other intangible assets, net of $71.1 million of tax benefits	—	134.4
Subtract (net of tax):
Net investment gains, net of tax expense totaling $20.5 million and $7.4 million, respectively	(37.9)	(14.1)

Net adjustment items	(37.9)	120.3

Adjusted net income	$701.2	$850.5	(17.6%)

Diluted shares	402.2	476.8	(15.6%)

Net income per diluted share	$1.84	$1.53	20.3%
Adjusted net income per diluted share	$1.74	$1.78	(2.2%)

	Nine Months Ended
	September 30, 2010	September 30, 2009	Change

Net income	$2,338.3	$2,004.1	16.7%
Add (net of tax):
Net investment losses, net of $137.0 million of tax benefits	—	252.3
Impairment of other intangible assets, net of tax benefits totaling $7.4 million and $71.1 million, respectively	13.7	134.4
Subtract (net of tax):
Net investment gains, net of $41.4 million of tax expense	(76.1)	—

Net adjustment items	(62.4)	386.7

Adjusted net income	$2,275.9	$2,390.8	(4.8%)

Diluted shares	423.4	487.0	(13.1%)

Net income per diluted share	$5.52	$4.12	34.0%
Adjusted net income per diluted share	$5.38	$4.91	9.6%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to meet expectations regarding repurchases of shares of our common stock; decreased revenues, increased operating costs and potential customer and supplier losses and business disruptions that may be greater than expected following the close of the Express Scripts transaction; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.